Exhibit 10.1

Share Transfer Agreement

Part A: (Assignor) Yida (Fujian) Tourism Group Co., Ltd.
Address：28th Floor of Yifa Building, NO.111 of Wusi Road, Fuzhou City

Part B: (Assignee) Xingguang (Anhui) Group Investment Co., Ltd.
Address：No.376 of Weisi Road, Bengbu City, Anhui Province

According to the related rules and regulations of PRC Company Law and PRC Contract Law, and after two parties’ friendly consultation, the agreement about transferring of share ownership from Part A to Party B is reached, and is abided and enforced by two parties together.

I. the subject matter of the transfer of share ownership

(A) ON 20th, April, 2010, Yida (Anhui) Tourism Group Development Co., Ltd (referred to as The Target Company) has been registered and established in Industrial and Commercial Bureau in Bengbu, with registered capital of RMB 100 million. Party A invested RMB 60 million, accounting for 60% stake in The Target Company, and Party B invested RMB 40 million, accounting for 40% stake in The Target Company. Party A transfers the total 60% stake to the Part B.

(B) Existing major assets and interests of the target company

a. totaling of 883.5 Mu land and construction in progress where located in West Lusan, Bengbu City, the land use right certificates No. are No. 2012027, 2012028, 2012029, 2012030, 2012031, 2012032 for state use (grant), Bengbu City.

b. about 4000 Mu of lands for project used.

c. The Target Company’s construction in progress.

d. the use right of 324.6 Mu of land for businesses residence development and other related right, which are agreed in the Emperor Ming Taizu Cultural and Ecological Resort and Tourist Project Finance Agreement, which is signed by two parties and people's government of Bengbu city on April 15, 2010 and are signed by The Target Company with People's Government of Bengbu city on August 8, 2011, separately.

e. the other related rights of target company’s reflected on the outward business contracts and financial books.

(C) The rights and duties that The Target Company is requested to perform.

a. the rights and duties ruled in related contracts by The Target Company and  related suppliers of design, construction, and equipments etc. due to construction in progress.

b. the rights and duties of  Emperor Ming Taizu Cultural and Ecological Resort and Tourist Project Finance Agreement, which is agreed with People's Government of Bengbu City.

c. the other related rights of target company’s reflected on the outward business contracts and financial books.

II. Determine of share Ownership transferring price and the payment pattern.

(A). the base day of transferring: registration day of this agreement.

(B) determine of share Ownership transferring price：

Both parties unanimously agree to: the price of share Ownership transferring from party A to party B is determined to RMB 60 million, (uppercase: RMB sixty million) according to the 60% ownership of party A held in The Target Company, and all bond debt of target company should be undertook by the party B.

(C). the payment pattern:

Party B should pay the share price to party A base on the amount specified in the preceding paragraph before July 30, 2013.

III. Responsibility of breach of contract

(A). If party B has not paid the determined share price to party A on agreed date, or the determined share price has already paid by party B to party A, but the party A doesn't change the share ownership (before July 30, 2013) to the party B, the party A or the party B then has the right to choice any following claiming rights to ask the other party to undertake default responsibility:

a. Requesting the other party to continue to implement contract right and duty, and the defaulting party should pay penal sum to the innocent party, amounting to RMB 10 million.

b. Requesting the other party to stop to implement share transfer agreement, party A should return the share ownership price that has already paid to party B, and the defaulting party should pay penal sum to the innocent party, amounting to RMB10 million.

c. Requesting to re-determine share ownership price according to the market valuation of The Target Company property and rights (include but is not limited than getting expect income from 324.6 acres of businesses residence development land use right) , and the defaulting party should pay penal sum to the innocent party, amounting to 10 million Yuan.

(B). If both parties do not fulfill obligations under this agreement, then they constitute a breach of contract. Defaulting party must bear the liability and compensation for expenses incurred by the observant party right (including but not limited to the rights fee, attorney fee, travel expenses, etc.)

IV. Other conventions:

(A). Before the commencement of this contract, party A or party B should undertake the debts incurred by using the name of The Target Company respectively. Thus responsible party should compensate all economic losses.

(B). After signing this agreement, the land use right certificate of 883.5 Mu of land which is located in west Lushan, Bengbu City, will be temporarily left to the party A, and then will be transferred to the party B when it pays all share price during this period. Party A can not use certificate to mortgage, pledge or other purposes. Party B can not handle the loss reporting procedures etc. to retroactive the land use right certificate, or it should be liable for breach.

(C). After signing this agreement, the Legal Representative of The Target Company should be changed to the second party's personnel to serve as, then both parties should apply to industry and commerce department for carrying out a Legal Representative change procedure.

(D). After signing this agreement, party B will undertake all existing debts and maybe litigation(with construction units and design units) of target company, and party A will hold all right and duty of The Target Company. Party B has not refused to pay share transfer price for those reasons. At the same time, party B has nothing to do with all debts of Party A.

(E). The address that will be signed at the end of this agreement are the confirmed domiciles of both parties. During this agreement fulfillment process, all documents as soon as mail to these address namely are seen as can be sent to. If any party will change above confirmed address, it should notice the other party in written in time, and it is subjected to the new address.

(F). If this agreement can not be fulfilled due to force majeure, the agreement will be terminated by oneself, and both parties will not undertake a responsibility with each other.

(G). The dispute shall be settled through friendly consultation when if it happens during implementing this agreement. If the negotiation fails, two parties may apply to the local people’s court proceedings the plaintiff and governed by the People's Republic of China law.

(H). This agreement is in triplicate, each party holds one, and the Department of Business Administration holds the record copy. This agreement will be entry into force after being signed and sealed by two parties’ representatives. If it has some outstanding issues, two parties can be negotiated in future time.

No text below.

Party A（affix a seal）：Yida (Fujian) Tourism Group Co., Ltd.
Signature of Authorized Representative:
Address：28th Floor of Yifa Building, NO.111 of Wusi Road, Fuzhou City

Party B（affix a seal）：Xingguang (Anhui) Group Investment Co., Ltd.
Signature of Authorized Representative:
Address：No.376 of Weisi Road, Bengbu City, Anhui Province

June 3, 2013